PATENT LICENSE AGREEMENT

                                    BETWEEN:

                                 ADRIAN CORBETT

                                       &

                        MAJESTIC MOTOR CAR COMPANY, LTD.




FEBRUARY 1998

                            PATENT LICENSE AGREEMENT
                            ------------------------

         THIS PATENT LICENSE AGREEMENT (the "Agreement") is made and dated this 20 day of February, 1998, by and between ADRIAN P. CORBETT, individually (the "LICENSOR") and MAJESTIC MOTOR CAP COMPANY, LTD., a corporation duly organized and existing under the laws of Canada, (the "LICENSEE").

                                    RECITALS
                                    --------

         A. The Licensor owns all rights to and under a now pending U.S. patent application filed January 12, 1998 and having Application Serial No. 09\005660 (the "Patent Application") which discloses and claims a proprietary invention designated as the "Improved Bus Seat Safety Restraint" (the "Licensed Product") as more specifically hereinafter defined in Article I hereof; and

         B. The Licensor has all right, title and interest in and to the Patent Rights, as defined in Section 1.2 hereof, and Technical Information, as defined in Section 1.4 hereof, relating to the Licensed Product; and

         C. The Licensor has the right to grant licenses to the Patent Rights and Technical Information within a defined Territory; and

         D. The Licensee desires to obtain a license to enable it to use the Patent Rights and Technical Information, under the terms and conditions hereinafter set forth, for the purpose of developing and marketing the Licensed Product for the purposes and in the Territory specified in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the parties to this Agreement do hereby covenant and agree as follows:

         1. DEFINITIONS.
         ---------------

            1.1 "Licensed Product" shall mean the Improved Bus Seat Safety Restraint to be developed, manufactured and sold by Licensee using the Patent Rights and Technical Information licensed by Licensor to Licensee hereunder as more fully described on Schedules A and B annexed hereto.

            1.2 "Licensee" shall mean a licensee under Article 2 of this Agreement who has been awarded a license beyond the scope of Article 1.5 of this Agreement.

            1.3 "Patent Rights" shall mean any existing patents and patent applications, including the Patent Application, that are listed in Schedule B annexed hereto, any continuation, continuation-in-part, or division of such listed applications, any applications, based on the subject matter of said patents or patent applications or improvements thereof, and any applications based on the subject matter of said patents or patent applications or improvements thereof, and any patent issuing on said applications.

            1.4 "Subcontractor Licensee" shall mean a licensee under Article 2 of this Agreement who has been awarded a limited license to manufacture and/or sell Licensed Products. The Licensee shall remain responsible for all of its duties agreed upon in this Agreement, regardless of the award of licenses to Subcontractor Licensee(s).

            1.5 "Territory" shall mean the United States, Canada and Mexico. The Licensor and the Licensee understand that the Licensor has no vested intellectual property rights in any country outside of the United States unless individual patents are obtained in each particular country where these rights are desired.

            1.6 "Technical Information" shall mean the know-how, trade secrets, technical data, design data, drawings, test results, source code and the like, licensed by the Licensor to the Licensee hereunder which relate uniquely to the development of the Licensed Product for commercial distribution and sale and which are referred to in Section 3.1 below and on Schedule C annexed hereto, as well as the additional training and assistance to be provided by Licensor to Licensee as described in Section 3.2 below. Such Technical Information shall not be made available to non-licensed parties or their employees.

         2. LICENSE
         ----------

            2.1 The Licensor hereby grants to the Licensee, and the Licensee hereby accepts from the Licensor, upon the terms and conditions hereinafter specified, and subject to the provisions of Section 2.2, below, an exclusive license to use the Patent Rights and Technical Information solely to develop, manufacture, use, sell and service the Licensed Product and replacement and spare parts therefor in the Territory and to sell the Licensed Product for export from the Territory to the countries listed on Schedule D hereto, as such Schedule D may from time to time be amended by agreement between the parties.

            2.2 The license granted by the Licensor to the Licensee under this Agreement in the Territory and for export as provided above shall be an exclusive license arrangement. The Licensor represents that no rights have been granted to others which would conflict with the license rights of the Licensee under this Agreement or which would diminish the value of the rights conveyed hereunder.

            2.3 The license granted herein shall not be assignable by the Licensee, nor shall the Licensee have the right to grant sublicenses without the written consent of the Licensor The prohibition against assignment shall not preclude the assignment of this Agreement to any corporation or other entity which is a wholly owned subsidiary of the Licensee. The prohibition against assignment shall further not preclude the Licensee from subcontracting to Subcontractor Licensees for the manufacture and/or assembly of the Licensed Product, any component parts thereof or any replacement parts therefor as provided in Section 2.4 hereof.

            2.4 The Licensee may grant sublicenses to Subcontractor Licensees for the manufacture and/or sale of Licensed Products to be sold only in the Territory and those countries where the Licensee has export rights as set forth in Section 2.1 hereof. As to each sublicense to a Subcontractor Licensee granted by the Licensee, the following shall apply:

                (1) The Licensee shall promptly inform the Licensor of the subcontract to a Subcontractor Licensee and shall provide the Licensor with a copy of the agreement with the Subcontractor Licensee, and all amendments thereto, promptly after execution.

                (2) The Licensee shall require its Subcontractor Licensees to account to it periodically for all sales of the Licensed Products and shall furnish the Licensor, promptly after receipt, with copies of all such accountings.

                (3) The Subcontractor Licensee agreement shall prohibit sales of the Licensed Products outside the Territory, except for countries where the Licensee has export rights and shall provide for termination of the Subcontractor License agreement if such condition is breached.

                (4) The subcontract to the Subcontractor Licensee shall be in every respect subject to this Agreement, and the Subcontractor Licensee shall be required, by the Subcontractor Licensee agreement, to honor and be bound by the provisions of this Agreement as though it were the Licensee hereunder.

                (5) The subcontract to the Subcontractor Licensee shall provide that it will terminate if this License Agreement is terminated.

            2.5 No license is granted under this agreement by the Licensor to the Licensee, either directly or by implication, estoppel or otherwise, except as expressly provided in this Article 2. The Licensee shall have rights under the License only in the Territory, and such rights shall be only as defined and conditioned in this Agreement. Within the Territory, the Licensee's license shall be exclusive, subject to the terms and conditions stated in this Agreement. The Licensor shall not exercise its own rights in the Territory under the Licensed Technology, but may do so outside the Territory and may issue licenses to others outside the Territory.

            2.6 In the event the Licensor wishes to grant a license allowing the sale of the Licensed Product outside the Territory, the Licensee shall first be given a right of first refusal to expand the Territory of this Agreement to include the area as to which the Licensor wishes to grant such license. Thus, before granting to a third party a license to sell the Licensed Product outside the Territory, the Licensor will first offer the Licensee the opportunity to secure an exclusive license to sell the Licensed Product in such geographic area on terms no less favorable than those offered by the Licensor to such third party. Should the Licensee fail to accept the Licensor's offer under this Article within thirty (30) days after received in writing, the Licensor will be free to grant a license allowing the making, using or selling of the Licensed Product in such geographic area outside the Territory.

            2.7 The Licensee agrees to mark, and to cause its sublicensees to mark, such notices of patents, patent applications, and other proprietary rights on documentation and packaging for the Licensed Product made and/or sold by the Licensee as are appropriate to protect the Licensor's intellectual property rights. The contents of such notices shall be designated by the Licensor, subject to the consent of the Licensee which shall not be unreasonably delayed or withheld. The Licensed Product will have, at the option of the Licensor and subject to the reasonable approval of the Licensee and its sublicensees with respect to size and placement, either (a) a notice stating that the Licensed Product was made with the Licensor's technology or (b) a designated trademark of The Licensor.

         3. TECHNICAL ASSISTANCE AND INFORMATION
         ---------------------------------------

            3.1 The Licensor agrees that the Licensor shall furnish to the Licensee such Technical Information as will enable the Licensee to develop and manufacture the Licensed Product. Technical Information to be furnished to the Licensee hereunder is set forth in Schedule C, annexed hereto. All Technical Information furnished hereunder shall be used by the Licensee exclusively for the purpose of performing its obligations under this Agreement and shall not be used for any other purpose without the specific written approval of the Licensor.

            3.2 Upon request of the Licensee, and subject to compliance by the Licensee and its employees with Section 12.1 hereof, the Licensor shall provide the Licensee with the services of the Licensor for the purposes of effecting the transfer of Technical Information. In addition, to the extent practicable, the Licensor is prepared to furnish additional training and assistance to employees of the Licensee, provided the parties shall have reached mutual agreement as to details of, and any compensation to the Licensor for, such additional training and assistance.

         4. CLAIMS BY THIRD PARTIES
         --------------------------

            4.1 The Licensor declares that, to the best of its knowledge, the Patent Rights do not infringe any patent or other protection owned or controlled by persons other than the Licensor. However, no in this Agreement shall be construed as a representation or a warranty by the Licensor as to the validity of any patent or other protection hereby agreed to be licensed or that manufacture, use or sale of the Licensed Product will not infringe any patent or other protection owned or controlled by persons who are not parties to this Agreement.

            4.2 In the event any patent infringement action is instituted against the Licensee based upon the exercise of any of the licenses or rights granted under this Agreement, the Licensee shall promptly notify the Licensor and the Licensor shall thereafter, through legal counsel of its choice, defend and prosecute any legal action which results therefrom. The parties hereto will cooperate fully in all respects in the conduct of such litigation or any settlement negotiations. The Licensor may not, however, without the prior written approval of the Licensee, enter into any compromise, stipulation or other agreement of settlement which may prejudice the

Licensee's rights or obligate the Licensee to pay any monies or other consideration to a third party. Any costs or expense incurred, or any profits or awards obtained under this Section 4.2 will be paid or collected by the Licensee and thereafter deducted or added to the "gross selling price" for the appropriate reporting period under Section 9 of this Agreement.

            4.3 In the event any patent infringement action is instituted against the Licensor based upon the exercise of any of the licenses or rights granted under this Agreement, the Licensor shall promptly notify the Licensee and the Licensee shall have the right to participate in any legal action which results therefrom. The parties hereto will cooperate fully in all respects in the conduct of such litigation or any settlement negotiations. The Licensor may not, however, without the prior written approval of the Licensee, enter into any compromise, stipulation or other agreement of settlement which may substantially affect the Licensee's rights or obligate the Licensee to pay any monies or other consideration to a third party.

         5. TECHNICAL REALIZATION AND COMMERCIAL EXPLOITATION
         ----------------------------------------------------

            5.1 The obligations of the Licensor hereunder shall be fully discharged upon the furnishing to Licensee of the Technical Information as hereinabove described. The Licensee acknowledges that it fully understands the subject matter of the license granted under this Agreement and has sufficient knowledge concerning the Licensed Product to manufacture it in a manner which will render it suitable for the particular purpose for which it is designed.

            5.2 The Licensor does not make any warranty that the Licensed Product is capable of commercial exploitation and sale, the risks of such commercial exploitation and sale being assumed exclusively by the Licensee.

            5.3 The Licensor agrees that, from and after the date of execution of this Agreement and until this Agreement shall expire or be sooner terminated, the Licensor shall not manufacture any Licensed Products, directly or indirectly.

         6. MARKING AND QUALITY
         ----------------------

            6.1 If requested by the Licensor, the Licensee shall affix to each of the Licensed Products a legend setting forth patent and license information.

            6.2 The Licensee agrees that all Licensed Products manufactured and sold by the Licensee shall be of the standards of quality and reliability required by applicable laws and regulations pertaining to the Licensed Products.

            6.3 The representatives of the Licensor and/or the Licensor shall have the right, in conjunction with representatives of the Licensee and during reasonable business hours, to inspect the assembly and/or manufacturing facilities of the Licensee relating to the Licensed Products and the Licensor shall have the right to test the Licensed Products at Licensor's expense on the premises of the Licensee or in other facilities of its own selection; provided, however, that such inspection rights shall be limited to two visits annually.

            6.4 If the Licensor shall determine that any Licensed Product manufactured by the Licensee does not comply with the requirements of Section 6.2, the Licensor shall give notice of such fact to the Licensee and shall have the right, without penalty or retribution, to prevent the sale of any such Licensed Product of inferior quality.

         7. MODIFICATIONS
         ----------------

         Both parties agree that any modifications of the Licensed Product conceived or acquired by either of them shall be made available to the other during the term of this Agreement, provided that an agreement with respect to such modifications or improvements, including the payment of reasonable royalties therefor, shall have been reached.

         8. INSURANCE
         ------------

            8.1 The License shall be responsible for obtaining and maintaining in full force and effect workers' compensation, employers' liability, business automobile liability, umbrella liability, intellectual property liability and commercial general liability insurance pursuant to the requirements of this Section hereinafter set forth and any other requirements contained herein. The Licensee shall comply with all state and local insurance statutes and regulations. The Licensee's commercial general liability and umbrella insurance policies shall include contractual liability, with limits of not less than the amounts specified below, and shall include all defense costs, including, but not limited to, attorneys' fees, court costs, and other similar costs and expenses. It is understood and agreed that any insurance limits shall not be construed as a limitation on the Licensee's liability. The policies shall provide coverage for any liability the Licensee (including its employees, agents, invitees, contractors and subcontractors) may have for bodily injury or death, personal and advertising injury, or property damage. The Licensor, including its divisions, subsidiaries, parent and corporate affiliates, and its owner, shareholders, officers, directors, employees, and agents shall be included as "additional insureds" under all insurance policies provided by the Licensee, if requested by the Licensor, and each policy shall provide a waiver of subrogation. The Licensor shall not be deemed to fall within the definition of "an Insured" for purposes of any bodily injury to employee exclusions that may exist within the Licensee's policy, and the Licensee will provide an endorsement to this effect. All insurance maintained by Licensee shall be primary to any which may otherwise be available to the Licensor. All insurance required hereunder shall be obtained through insurers reasonably satisfactory to the Licensor.

            8.2 If at any time the Licensee fails to obtain insurance (or provide proof of insurance) in accordance with this Agreement, or otherwise required by the Licensor, the Licensor may obtain the coverage specified in this Agreement and charge all associated premiums and costs to the Licensee. The Licensee shall reimburse the Licensor the cost thereof within fifteen (15) days of receipt of notice from the Licensor insurance:

            8.3 The Licensee agree to maintain the following minimum limits of insurance:

     8.3.1. Workers' Compensation and Employers' Liability Limits:
            8.3.1.1. Workers' Compensation:                             Statutory Limits
            8.3.1.2. Employers' Liability:                              $1,000,000

     8.3.2. Commercial General Liability: (Commercial General Liability Form ISO
            1988 or equivalent), including Contractual Liability and Products and Completed Operations, on an occurrence form for bodily injury and personal injury or property damage Limits:

         8.3.2.1. Bodily Injury & Property Damage per occurrence:       $1,000,000
         8.3.2.2. Personal Injury & Advertising Injury per occurrence:  $1,000,000
         8.3.2.3. Products/Completed Operations Aggregate:              $1,000,000
         8.3.2.4. General Aggregate per location:                       $2,000,000
     8.3.3. Intellectual Property Liability                              $ 500,000

     8.3.4. Umbrella Liability: Liability coverage attaching excess of Commercial General Liability, Automobile Liability, and Employers'
            Liability policies Limits:

         8.3.4.1. Per Claim:                                            $3,000,000

            8.4 The Licensee shall obtain and maintain its own expense, commencing at least thirty (30) days prior to the date of commencement of distribution of the Licensed Products, product liability insurance, naming the Licensor as an insured party, from a qualified insurance carrier in an amount and containing provisions reasonably acceptable to the Licensor, which, as to amount, the Licensor agrees initially shall be Three Million Dollars ($3,000,000), for personal injury and for property damage. This policy shall specify that it may not be cancelled by the insuror except after thirty (30) days prior written notice by the insurer to the Licensor. The Licensee shall provide a copy of the policy to the Licensor before selling or distributing any Licensed Products and whenever the policy is modified, renewed or replaced thereafter.

            8.5 The Licensee shall provide a certificate of insurance as evidence of all insurance policies satisfying the terms and minimum limits specified above. The Licensee shall cause its insurer to provide thirty (30) days prior written notice to Licensor of cancellation of, or any material change in, coverage and the certificate shall provide for such notice.

         9. ROYALTIES
         ------------

            9.1 During the term of this Agreement, the Licensee agrees to pay to the Licensor a royalty of (i) four Percent (4%) of Licensee's gross selling price with respect to each Licensed Product, parts therefor or manuals relating thereto sold by the Licensee, up to Five Million Dollars ($5,000,000.00) annually, and (ii) two percent (2%) of such gross selling price in excess of Five Million Dollars ($5,000,000.00) annually, provided however, that no royalty payment shall be paid or required with respect to Licensed Products, parts or manuals sold by Licensee to Licensor.

            9.2 The Licensee agrees to pay to the Licensor a minimum royalty with respect to each year during the term of this Agreement as follows:

                9.2.1 No minimum royalty shall be due with respect to the first year of the term of this Agreement;

                9.2.2 The amount of Twenty-Five Thousand Dollars ($25,000) shall be due and payable as a minimum annual royalty; and, unless the percentage royalties above shall exceed such amount, shall be paid on the tenth day following the second year of this Agreement; and

                9.2.3 The amount of Fifty Thousand Dollars ($50,000) shall be due and payable as a minimum annual royalty, and, unless the percentage royalties above shall exceed such amount, shall be paid on the tenth day following the third and each successive year of this Agreement.

                9.2.4 The minimum annual royalty shall only be due and payable if and to the extent that the percentage royalties provided under this Agreement do not equal the applicable minimum annual royalty due hereunder.

            9.3 Subject to payment of the minimum royalty set forth in Section
9.2 above, the Licensor's right to receive payment of the royalty shall accrue when such Licensed Product, or part or manual therefor, shall have been shipped by the Licensee and payment or other consideration is received therefor.

            9.4 For the purpose of computing royalties under this Agreement, Licensee's "gross selling price" shall be (1) Licensee's gross invoice price, without deductions, for Licensed Products and parts and manuals therefor as packed for shipment, exclusive of transportation costs, taxes, duties and other miscellaneous changes paid by the Licensee, regardless of whether subsequently reimbursed by the customer.

            9.5 In addition to the royalties provided for above, the Licensee shall, upon execution of this Agreement, receive from the Licensor one hundred thousand (100,000) shares of the common stock of the Licensee and, further, upon the commencement of sales of the Licensed Product by the Licensee, the Licensee shall issue and deliver to the Licensor shares of 8 common stock of the Licensee with a value upon issuance of One Hundred Thousand (100,000). The shares of common stock of the License to be transferred to the Licensor hereunder shall, upon delivery to the Licensor, be fully paid and non-assessable. The Licensee has a single class of authorized and issued capital stock, being the common stock described herein. Excepting the common stock, and warrants and options to purchase or acquire common stock of the Licensee, there are no other securities, classes of capital stock, rights or preferences of the Licensee existing or outstanding.

         10. SETTLEMENT OF ACCOUNTS
         ---------------------------

            10.1 Royalties for each three month period (the "Quarter") shall be due and payable within thirty (30) days after the end of the Quarter. Within thirty (30) days after the expiration of the Quarter, the Licensee shall deliver to the Licensor a true and accurate report in writing, giving such particulars of the business conducted by the Licensee during the preceding Quarter as are pertinent to any accounting for any such royalties under this Agreement.

            10.2 Each quarterly royalty payment shall be by bank draft, payable in U.S. currency and delivered to such account or accounts of the Licensor as shall be designated in writing by the Licensor on or before the due date specified in Section 10.1.

            10.3 Licensee agrees to keep records showing the quantity, description and total gross selling price of all Licensed Products and parts and manuals therefor that have been sold or otherwise disposed of and such other related information in sufficient detail to enable the compensation payable hereunder by Licensee to be determined. Licensee further agrees to permit its books and records to be, examined from time to time, by an outside auditor selected by Licensor, at Licensor's expense, to verify the reports provided for in Section 10.1 hereof and the compensation due and payable hereunder.

         11. COVENANTS OF PARTIES
         ------------------------

            11.1 Neither Party shall be obligated to disclose to the other party any proprietary information of a third Party without the consent of such third party, nor any information the furnishing of which would require the payment of consideration to a third party other than an employee of the party furnishing the information.

            11.2 Neither party shall be obligated to disclose to the other party any information which its government does not permit to be disclosed.

            11.3 Each Party will use reasonable efforts to perform its obligations under this Agreement, but shall, except for Licensee's obligation to make any payment of money under this Agreement, be excused for failure to perform or for delay in performance hereunder due to (1) causes beyond its reasonable control or (2) acts of God, acts of the other Party or its contractors, acts of civil Or militarY authorities (including the Governments of Canada and the United States and political subdivisions thereof), U. S. Government priorities, fires, strikes floods, epidemics, war, riot, delays in transportation, or (3) causes beyond its reasonable control to obtain necessary labor or materials.

         12. CONFIDENTIALITY OF TECHNICAL INFORMATION
         --------------------------------------------

            12.1 All Technical Information furnished by the Licensor to the Licensee pursuant to this Agreement shall be treated as confidential by the Licensee, even after the expiration or earlier termination of this Agreement. The Licensee shall take all necessary steps to prevent disclosure of any and all such Technical Information. With the prior consent of the Licensor, the Licensee shall have the right to disclose to subcontractors such Technical Information as is necessary but only if a confidentiality agreement substantially in acceptable form to the Licensor, shall have been executed by such subcontractor in accordance with this paragraph.

            12.2 All Technical Information provided by the Licensor to the Licensee under this Agreement, as well as any copies or translations thereof made by the Licensee, shall remain the property of the Licensor and shall be returned by the Licensee within thirty (30) days from the date of termination or expiration of this Agreement. At the discretion of the Licensor, the Technical Information shall be destroyed by the Licensee upon termination or expiration of this Agreement when so requested by the Licensor, whereupon the Licensee shall destroy the Technical Information within thirty (30) days from its receipt of such request and thereafter promptly provide a written certification to the Licensor that all Technical Information has been destroyed.

         13. WARRANTY AND LIMITATION OF LIABILITY
         ----------------------------------------

            13.1 The Licensor represents to the Licensee that the Technical Information furnished pursuant to this Agreement will correspond to the Technical Information used by the Licensor.

            13.2 The Licensor makes no express warranty, and no warranty shall be implied, with respect to any Technical Information furnished by it under this Agreement. It is agreed that the Licensor shall not be liable, whether in contract, tort or otherwise, nor in any way responsible for:

    1. The accuracy, utility, or adequacy of any Technical Information furnished or disclosed by it in connection with this Agreement, or

    2. The performance of products manufactured or repaired or overhauled by Licensee on the basis of any Technical Information furnished in connection with this Agreement.

            13.3 Each party shall be responsible for the safety of its own employees and agents with respect to the handling or use of compounds, materials, and equipment involved in this Agreement. The Licensor makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibility whatever with respect to use, sale, or other disposition by the Licensee or its venders or other transferees of the Licensed Product.

The Licensor shall not be liable for any loss, expense, claim, or damages arising out of or relating to the practice or use of any licensed technology in the design, construction, and operation of a facility manufacturing or handling the Licensed Products or in the use or sale of the Licensed Products produced in such facility.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES OF ANY NATURE WHATSOEVER ARISING FROM THE PERFORMANCE OR FAILURE TO PERFORM OF EITHER PARTY HEREUNDER, OR THE PERFORMANCE OR FAILURE TO PERFORM OF ANY GOODS DELIVERED UNDER THIS AGREEMENT, WHETHER DUE TO BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, OR OTHERWISE EXCEPT AS A RESULT OF SUCH PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE.

         14. DURATION OF THE AGREEMENT
         -----------------------------

            14.1 This Agreement shall become effective after it has been executed by both Parties hereto and shall continue in force for an initial term of seven (7) years. The Licensee may elect to renew the term of this Agreement for three (3) successive renewal terms of five (5) years each by providing written notice of renewal to the Licensor not less than ninety (90) days prior to the expiration of the initial term or any renewal term hereunder.

            14.2 Either party shall have the right to terminate this Agreement if the other party shall be in default of any material obligation hereunder. In such event, the non-defaulting party may give written notice of its election to terminate the Agreement under this Section 14.2, specifying such default. Unless the defaulting party remedies the default within ninety (90) days after receipt of such notice, the non-defaulting party may terminate this Agreement by written notice, effective on receipt.

            14.3 Upon the termination of this Agreement, the Licensee shall immediately cease and desist from offering for sale or selling any Licensed Products parts or manuals therefor or services relating thereto, provided, however, that the Licensee may make sales and perform services required by contracts or agreements entered into and effective one hundred eighty (180) calendar days before the date of termination of this Agreement.

            14.4 The Licensee's obligations under this Agreement will continue until the termination or expiration date, for whatever reason, of this Agreement. In particular, any royalties accrued prior to the effective date of expiration or termination, or any royalties payable as a result of sales made after the date of expiration or termination as provided in Section 14.3 above, shall be payable in accordance with Article 9. In addition, the Licensee's obligations under Sections 12.1 and 12.2 shall remain in full force and effect after termination of this Agreement for whatever reason.

            14.5 Provided that the Licensed Product is developed for commercial exploitation and sale, that the Licensed Product successfully passes all applicable safety and usage tests and standards and that termination of this Agreement is not due to a breach or default on the part of the Licensor under this Agreement, then upon any other termination or expiration of this Agreement, the Licensee shall refrain, for a period of eighteen (18) months following such termination or expiration, from making, selling or marketing any products which utilize a safety or lap bar restrain and which compete with the Licensed Product (and any enhancement thereof developed by the Licensor) in the commercial and school bus market.

         15. SEVERABILITY
         ----------------

            15.1 In the event that any particular provision or requirement of this Agreement is held to be invalid, such provision or requirement shall remain in full force and effect to the extent it is not invalid or otherwise unenforceable, and all other provisions and requirements of this Agreement shall remain in full force and effect.

            15.2 In the event that any provision or requirement hereof shall be held invalid by any court or other tribunal of competent jurisdiction, the parties hereto shall endeavor to agree on a new provision or requirement of comparable economic effect.

         16. PROSECUTION
         ---------------

            16.1 Although the Licensor intends to continue prosecution of the Patent Application, the Licensor reserves the right, in its sole discretion, with prior written notice to the Licensee, to abandon or to permit to lapse the Patent Application or any claims set out in the Patent Application. The Licensor will provide such notice sufficiently prior to such abandonment or lapse so that it wi1l be possible for Licensee to act to prevent such abandonment or lapse. In the event the Licensee desires to prevent such abandonment or lapse, the Licensee shall have the right to itself continue the prosecution and/or to make payment of any fees or taxes necessary to prevent lapse, provided, however, that title to the application and any resulting Patent(s) shall remain in the Licensor, and the Licensee's rights and licenses under this Agreement shall not change, but the Licensee shall no longer have the obligation to make further payments to the Licensor under this Agreement with respect to the manufacture, use, sale, or other disposition of the Licensed Product under any claim that would have lapsed or been abandoned or any Licensed Patent that would not have been issued in the absence of such action by Licensee under this Section 16.1.

            16.2 During the life of this Agreement, the Licensee agrees not to attack, directly or indirectly, the validity of any licensed Patent and not to oppose, directly or indirectly, the issuance of any Patent on the Patent Application and its non-U.S. counterparts.

            16.3 The Licensee shall provide all reasonable assistance to the Licensor in the prosecution before the United States Patent Office of the Patent Application. This undertaking by the Licensee is made in recognition that the protection of the Licensor's intellectual property rights is in the interest of both parties. In providing such assistance, the Licensee shall act in the best interests of the Licensor and subject to the continuing consent of the Licensor, which consent may be withdrawn at any time.

            16.4 In the event that any Patent or portion thereof included within the Licensed Patents shall, during the life of this Agreement, be declared invalid by a court of last resort or by a court of competent jurisdiction from whose decision no appeal is seasonably taken, all further payments under Section 9 by the Licensee with respect to such Patent or portion thereof held invalid shall cease, and the Licensee shall have no further royalty obligations hereunder with respect thereto, except that, if the Licensee chooses to sell the Licensed Product notwithstanding the absence of a patent, payment of royalties shall be made as set forth above in this Agreement. In such event, all the terms of this Agreement shall continue as to any portions of any such Patent which shall not have been held invalid. Should the Licensee choose not to sell the Licensed Product as a result of events described in this Section 16.4, the Licensee shall notify the Licensor of said choice in writing within a reasonable time, and this notification will result in immediate mutual termination of this Agreement.

            16.5 Each party shall advise the other promptly upon its becoming aware of any third-party infringement of the licensed Patent. If, within sixty
(60) days of giving or receiving such notice of a third-party infringement of a licensed Patent in the Territory, the Licensor fails to institute an infringement suit and, in the Licensee's judgment, such suit is reasonably required or justified, the Licensee shall have the right, at its own discretion, within thirty (30) days thereafter, to institute an action for infringement of any claim or claims of licensed Patents as embodied in the Licensed Products manufactured and/or sold by the Licensee. It is agreed that in such event the Licensee can institute any such suit in the names of both parties to this agreement and that the Licensee shall bear the expense of any such suit or suits. Should the Licensee bring any such suit, the Licensor shall cooperate in all reasonable ways in such suit.

         17. AMENDMENTS AND AMPLIFICATIONS
         ---------------------------------

            17.1 This Agreement, including its Schedules, contains the entire understanding of the parties with respect to the subject matter herein.

            17.2 All amendments, amplifications and interpretations, including additions and notices of termination, must be in writing and shall not be binding unless signed by both parties hereto.

         18. GOVERNING LAW
         -----------------

         This Agreement shall be governed by and construed under the laws of the State of California.

         19. ARBITRATION
         ---------------

         The parties shall attempt, in good faith, to resolve by negotiation any claim or controversy arising out of or relating to this Agreement. If a dispute cannot be resolved by negotiation, such dispute shall be resolved by arbitration conducted in San Diego, California, in accordance with the rules of the American Arbitration Association, which rules are deemed to be incorporated by reference into this Agreement. There shall be three arbitrators, one to be chosen by the Licensor, one to be chosen by the Licensee, and the third, who shall be chairman of the arbitration panel, to be chosen by the two arbitrators selected by the parties, or, if such persons fail to agree, by the American Arbitration Association. The arbitration shall be conducted in a single hearing, and the arbitrators shall render their decision within thirty (30) days of the conclusion of the hearing. The expenses of the arbitration (including reasonable attorneys' fees) shall be borne as specified in the decision of the arbitrators and shall be allocated based on the relative merit of the two positions, as determined by the arbitrators. The decision of the arbitrators shall be final and nonappealable. Judgment upon any decision rendered by the arbitrators may be entered by any court having jurisdiction. Notwithstanding the foregoing:

         (1) At the discretion of the party seeking relief, any claim for temporary or permanent injunctive relief under this Agreement may be heard in and decided by the state or federal courts in the State of South Carolina, and in no other courts, and each party consents to the jurisdiction of such courts for such purpose.

         (2) If an action is brought in such a court for such injunctive relief, such court shall also decide, in the same action, any claims for damages related to Article X and the Confidentiality Agreement that may be raised in the same action.

This Section 19 shall apply to all disputes under this Agreement, whether arising before or after the date of this Agreement.

         20. FORCE MAJEURE
         -----------------

         Neither party shall be liable to the other for delay or failure in performance of any of the obligations imposed by this agreement if such failure is beyond the reasonable control, of such party due to FORCE MAJEURE, Force Majeure shall include any act of God, action of the elements, fire, accident, riot, labor disturbance, failure or lack of transportation facilities, issuance of governmental laws, orders, or regulations, or other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform. The party whose performance is impeded by the force majeure condition shall notify promptly the other party upon the discovery of the force majeure condition, indicating the anticipated duration and effect of the force majeure condition, and such party shall be diligent in attempting to remove such force majeure condition.

         21. NO JOINT VENTURE
         --------------------

         Nothing herein contained shall be construed to place the Licensor and Licensee in the relationship of partners or joint ventures and neither shall have any power to obligate or bind the other in any manner whatsoever.

         22. NOTICES
         -----------

         Any notice or consent required or permitted by or in connection with this Agreement shall be in writing and made by hand delivery, by wire or by certified mail, return receipt requested, postage prepaid, addressed to the Licensor or the Licensee at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the Licensor or the Licensee, and shall be considered given as of the date of hand delivery, wire or as of two (2) business days after the date of mailing, as the case may be:

      If to the Licensee:

           MAJESTIC MOTOR CAR COMPANY, LTD.
           8880 Rio San Diego Drive
           8th Floor
           San Diego, CA 92108
           Attention: Francis A. Zubrowski, Chief Executive Officer & President Fax No.: (619) 209-6078

      With a copy to:

           PATTON BOGGS, L.L.P.
           250 West Pratt Street
           Suite 1100
           Baltimore, Maryland 21201
           Attention: James K Deveney, II, Esquire
           Fax No.: (410) 659-0621

      If to the Licensor:

           Adrian P. Corbett
           7283 Alliance Court
           San Diego, CA 92119
           Fax No.: (619)_____-______

      With a copy to:

           STEINS & ASSOCIATES
           7770 Regents, #258
           San Diego, CA 92122
           Attention: Karl M. Steins
           Fax No.: (619) 275-4028

         23. BINDING EFFECT
         ------------------

             This Agreement shall be binding upon and shall inure to the benefit of the Licensor and the Licensee and their respective heirs, legal representatives, successors and assigns.

         24. WAIVER OF BREACH
         --------------------

             The waiver by either party hereto of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

         25. EXECUTION IN COUNTERPARTS
         -----------------------------

             This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the first date set forth above.

WITNESS:

                                    LICENSOR:

/s/ Anne C. Dolsen                  /s/ Adrian P. Corbett (SEAL)
------------------                  ---------------------

                                    LICENSEE:

                                    MAJESTIC MOTOR CAR
                                    COMPANY, LTD.

/s/ Anne C. Dolsen                  By:  /s/ Francis A. Zubrowski (SEAL)
------------------                       ------------------------
                                             Francis A. Zubrowski
                                             President & Chief Executive Officer

                                   SCHEDULE A

              ATTACHMENT TO LICENSE AGREEMENT BETWEEN CORBETT AND
                           MAJESTIC MOTOR CAR COMPANY




                        SUMMARY OF THE LICENSED PRODUCT
                        -------------------------------

The Licensed Product, as defined specifically in Attachment B to this Agreement, is an improved bus seat restraint comprising a U-shaped padded bar equipped with hinges and locking mechanisms at the bar's ends. The restraint bar is designed to raise up and down to permit passengers to get in and out of the seat, however the bar will lock and restrain the passenger(s) in the event that the vehicle experiences a potentially hazardous front or side impact, or in the event of vehicle roll-over. The restraint bar system is intended to be retrofittable onto existing vehicle seats, as well as being attachable to new seats at the seat or bus manufacturer.

-------------------------------------------
SCHEDULE B
                                                             PATENT APPLICATION
ATTACHMENT TO LICENSE AGREEMENT
BETWEEN CORBETT AND                                          CORI -B17
MAJESTIC MOTOR CAR COMPANY
-------------------------------------------




                       IMPROVED BUS SEAT SAFETY RESTRAINT











Inventor: Adrian Corbett
          San Diego, CA; U.S.A.

                       IMPROVED BUS SEAT SAFETY RESTRAINT

                           BACKGROUND OF THE INVENTION
                           ---------------------------

I. Field of the Invention
--------------------------

         This invention relates generally to vehicle passenger safety restraints and, more specifically, to an Improved Bus Seat Safety Restraint.


2. Description of Related Art
-----------------------------

         Mass transportation vehicles such as buses have been widely used in virtually every city and town in the developed world for decades. Generally speaking, these vehicles typically include two or more columns of bench seats aligned one behind the other with a minimum necessary distance between a seat and the seat behind it. It is uncommon to find automobile-type lap or shoulder restraints for the passengers on public transportation vehicles,

apparently because passengers repeatedly fail to engage the belts, either due to carelessness or due to perceived discomfort. In general, then, there is not currently a widely used restraint system to prevent passengers of mass transportation systems from being tossed from their seats in the event of a vehicle collision or rollover.

         This problem is particular egregious in the case of school buses. Many children ride the bus to and from school five days a week in all weather,

traffic and road
conditions. The high frequency of ridership under a variety of conditions indicates that it is inevitable that more children passengers will experience a collision while riding a bus than virtually any other passenger group. This is exacerbated by the fact that children can tend to be particularly unruly while riding the bus to and from school; the children cannot be relied upon to engage the current safety restraints, even if they were provided. What is needed, therefore, is a safety restraint system for vehicles with bench seats that is easy to use and to be monitored.

         MAJERUS, U.S. Patent No. 4,681,344 sought to solve this problem. The

MAJERUS unit comprises a hinged, U-shaped bar attachable to the legs of each seat in a column and a releasable belt which holds the bar in a lowered position, laying across the passengers' laps, restraining them from striking the seat in front of them. When not in use, the MAJERUS belt is released, and the bar is pivoted up to the stowed position. There are three serious problems with the MAJERUS system: (1) the locking belt system is as difficult to enforce as a common lap belt-if the passenger pulls down the bar

(i.e. to mislead the driver into believing that the bar is engaged), but fails to lock the belt, the system will not provide any restraint; (2) the

MAJERUS belt extends from the bar to the seat at the aisle side of the seat,

thereby trapping the restrained passengers in the seat until the belt is released; and (3) the system relies upon the passenger to adjust the belt until the bar is in the proper position - if the belt is left too loose, the bar won't provide restraint to the passengers, and may even be a hazard. What is needed, therefore, is a bus passenger safety restraint that is easily engaged, automatically adjusted, and easily verified as such by the bus driver. This system should further permit the passengers to easily egress in case of system malfunction.

         AMABILE, U.S. Patent No. 4,796,913 sought to solve some of the MAJERUS problems. The AMABILE device is also a hinged U-shaped bar attached to the next seat forward. The AMABILE device differs from MAJERUS in that it attaches to the seatback frame directly and does not require a belt for engagement. The

AMABILE system comprises a pair of pivoting cam hinges at each end of the

U-shaped bar attached to either side of the forward seatback frame. These cam hinges define three bar positions: an upper limit (stowed position), a lower limit, and a lower locked limit. The AMABILE bar is automatically engaged in the lower locked limit position whenever the restrained passengers' inertia forces the bar forward and into the lower locked cam in the hinges.

         One serious problem with the AMABILE system is that it is only responsive to a passenger accelerating forward relative to the seats, such as in a front-end collision. The AMABILE bar will not restrain the passengers in the event of a side collision, or in a bus rollover. Furthermore, the AMABILE bar is not height-adjustable by the passengers for their particular thigh height. Once installed, the AMABILE cam hinge has a set locked position that cannot be adjusted; it is conceivable that a passenger with sufficiently large thighs will prevent the bar from dropping down low enough to engage if a collision occurs. Finally, the AMABILE bar is difficult to install in existing buses. In order to activate both cam hinges (i.e. on both ends of the bar),

the cams must be aligned with each other to a very close tolerance.

Misalignments due to seat frame bending or simply inconsistent installations may create a
situation where one hinge's cam locks while the other hinge doesn't. What is needed, therefore, is a safety restraint system that engages and locks in front,

and side collisions, and even in the event of vehicle rollover. The system should be easily installed and aligned on existing buses, and further should provide adjustability for differing passenger body types.

                            SUMMARY OF THE INVENTION
                            ------------------------

         In light of the aforementioned problems associated with the prior devices, it is an object of the present invention to provide an Improved Bus

Seat Safety Restraint. The preferred safety restraint will comprise a padded

U-shaped bar. The bar has indexed stops at stowed, in-use and lower locked positions. It is an object that the bar lock and restrain the passenger when the vehicle experiences a side or front collision, or if the vehicle rolls over. It is a further object that the bar have a single, fixed pivot point. The preferred bar will further comprise a padded thigh pad that is height-adjustable to provide greater comfort to a wide variety of body shapes and sizes. It is a still further object that the restraint bar system be installable on both new and existing buses and the like.

                       BRIEF DESCRIPTION OF THE DRAWINGS
                       ---------------------------------

         The objects and features of the present invention, which are believed to he novel, are set forth with particularity in the appended claims. The present invention, both as to its organization and manner of operation, together with further objects and advantages, may best be understood by reference to the following description, taken with in connection the accompanying drawings,

of which:

         Figure I is a side view of a pair of school bus seats, the forward of which has a preferred device of the present invention installed thereon,

         Figure 2 is a back view of the forward seat of Figure I depicting the restraint bar in the in-use and lower locked positions;

         Figure 3 is a back view, similar to Figure 2, depicting the restraint bar in the stowed position,

         Figure 4 is a partial cutaway side view of a preferred aisle-side hinge assembly as it is attached to the front seat of Figure 1,

         Figures 5A and 5B are partial side views of the aisle-side hinge assembly of Figure 4, depicting the rest and engaging positions of the weight;

         Figure 6 is a partial cutaway top view of the hinge assembly of Figures

4 and 5;


         Figure 7 is a partial cutaway bottom view of the hinge assembly of

Figures 4 - 20  6;

         Figure 8 is a partial back view of the preferred hinge assembly of

Figures 4 - 7;

         Figures 9A and 9B are partial perspective views of the preferred shaft and spring of Figures 4-8 depicting the relationship between the spring and the indexing notches 5 on the shaft;

         Figures 10A and 10B are perspective views of the preferred restraint bar of the present invention depicting the action of the preferred thigh pad,

and

         Figures 11A and 11B are cutaway side view of the thigh pad of Figures

10A and 10B and the restraint bar of previous figures.

                              DETAILED DESCRIPTION

                          OF THE PREFERRED EMBODIMENTS
                          ----------------------------

         The following description is provided to enable any person skilled in the art to make and use the invention and sets forth the best modes contemplated by the inventor of carrying out his invention. Various modifications,

however, will remain readily apparent to those skilled in the art, since the generic principles of the present invention have been defined herein specifically to provide an Improved Bus Seat Safety Restraint.

         The present invention can best be understood by initial consideration of Figure 1. Figure 1 is a side view of a pair of school bus seats 10 and 12,

with the forward seat 10 having a preferred device of the present invention installed thereon to restrain the person(s) seated in the next-rear seat 12. The device includes a U-shaped restraint bar 14 in hinged attachment to the seat back 16 of the forward seat 10. The restraint bar 14 may be pivoted into a stowed position 18 to permit passenger ingress to and egress from the next-rear seat 12; the hinge assembly (see Figures 4-10) preferably provides an indexed stop to hold the bar 14 in the stowed position 18 until it is pulled down,

presumably by a passenger seated in the next-rear seat 12. When pulled down from the stowed position 18, the bar 14 will drop until it either reaches the passengers' thighs or reaches an indexed in-use position 20. The system further preferably defines a lower locked position 22 that will permit the bar 14 to approach the seating surface 24 of the next-rear seat 12 no closer than the minimum thigh distance 26. This minimum thigh distance 26 may be defined by law to be a distance sufficient to prevent crushing the passengers' legs. The system may include a bulkhead stop

27, which is essentially a padded protrusion mounted to the bulkhead of the vehicle, positioned to prevent the bar 14 from traveling down further than the lower locked position 22. If the seat back 16 happens to be deformed, such as in the event of a heavy rear impact, the bulkhead stop 27 will prevent the bar

14 from violating the minimum thigh distance 26. It should be appreciated that one critical aspect of the present invention is the novel pivoting-and-

locking action of the bar 14 that defines a single fixed hinge axis 28 about which the bar 14 pivots.

         Turning to Figure 2, we can view the restraint bar 14 from another perspective. Figure 2 is a back view of the forward seat 10 of Figure 1 depicting the restraint bar 14 in the in-use and lower locked positions 20 and 22, respectively. As can be seen, the bar 14 is U-shaped, with a center section 30 and aisle- and window-side ends 32 and 34 extending forwardly where they are pivotally attached to the seatback 16. As discussed above, the restraint bar 14 may pivot along the hinge axis 28 to in-use and lower locked positions 20 and 22, respectively.

         Figure 3 is a back view, similar to Figure 2, depicting the restraint bar 14 in the stowed position 18. In the stowed position 18, the bar's center section 30 extends above the top of the seat back 16 such that it is easily viewable by the bus driver desiring to check whether the bar 14 is being employed properly by the passenger.

         Now turning to Figure 4, we might discuss the novel functioning of the present invention. Figure 4 is a partial cutaway side view of a preferred aisle-side hinge assembly 36 as it is attached to the front seat of Figure 1. It should be appreciated that both
the aisle-side and window-side hinge assemblies are identical mirror images of one another; we simply focus on the aisle-side assembly 36 here for ease of understanding.

         The hinge assembly 36 comprises a plurality of mounting brackets 38 made from a hardened material, such as steel, attached to the typically tubular frame 40 of the seat back 16. The hinge assembly 36 can be attached at virtually any height along the seat frame 40 that is desired, depending upon the particular installation. A critical feature of the hinge assembly 36 is that virtually all components, with the possible exception of the end of shaft 42,

are contained within the seat cover 44 and/or the padding 46 surrounding the frame 40. As such, all mechanical components of the hinge assembly 36 are hidden from view and protected from tampering and against injuring the passengers.

Another preferred hinge assembly 36 may comprise "U"-bolts or other substitutes for the mounting brackets 38, depending upon the particular installation requirements.

         The restraint bar end 32 comprises, a frame 48 surrounded by rubberized padding thereover, and is fixedly attached to the shaft 42, such that when the shaft 42 rotates on the hinge axis 28, the restraint bar (see Figures 1-3)

pivots upwardly and downwardly. The shaft 42 is further configured with a plurality of teeth 52 formed on its surface. A jaw member 54 is pivotally attached to the mounting brackets 38 in the vicinity of the shaft 42. The jaw member 54 is also formed with teeth 56 thereon opposite the shaft teeth 52. It should be obvious that if the jaw member 54 is pivoted such that the jaw teeth

56 engage the shaft teeth 52, the shaft 42 will be prevented from rotating,

which in turn will prevent the restraint bar (see Figures 1-3) from moving. As designed, the system may be configured to engage in the event of heavy braking or swerving of the vehicle, prior to any actual impact; it is unnecessary that the passenger strike the bar (see Figures

1 and 2) in order to engage the locking system.

         The jaw teeth 56 are caused to engage the shaft teeth 52 when the jaw member 54 is forced to pivot by the rocking pad 58. The rocking pad 58 is attached to, and rides on, the fulcrum 69, such that when the fulcrum 69 is caused to rock back and forth, the rocking pad 58 will urge the jaw member 54 towards the shaft 42. The fulcrum 60 rides atop the fulcrum bracket 62, which is essentially a metal bracket attached to the mounting brackets 38 to provide a substantially horizontal surface upon which the fulcrum 60 may rest.

Extending downwardly from the fulcrum 60 is the pendulum rod 64, at the end of which is a weight 66. It should be apparent, then, that the system functions like a pendulum such that when impact or gravitational forces cause the weight

66 and pendulum rod 64 to leave vertical alignment by a sufficient amount, the fulcrum 60 will rock, thereby causing the rocking pad 58 to urge the jaw member

54 towards the shaft 42 until the jaw teeth 56 engage the shaft teeth 52.

         To prevent the system from being damaged by excessive downward force being place on the restraint bar (see Figures 1 and 2), such as if a large child sits of bounces on it, the preferred hinge assembly may also include a pin 63 protruding radially from the shaft 42 and configured to engage a shaft stop 65 to prevent further rotation of the shaft 42. Further detail regarding the shaft stop pin 63 and the shaft stop 65 is provided below in connection with

Figures 5, 6 and 8.

         In order to prevent the bar 14 from being locked in position when the vehicle is struck from the rear, a weight stop 67 is provided. The weight stop

67 may be a protrusion from the mounting bracket 38, or may actually be a feature of a metal enclosure for the hinge assembly 36 (not shown). The weight stop 67 is positioned to prevent the weight 66 from traveling backwards beyond the rest position (see below).

         Figures 5A and 5B are partial side views of the aisle-side hinge assembly of Figure 4, depicting the rest and engaging positions 68 and 70 of the weight 66, provided to further illuminate the novel functioning of the present invention. As can be seen in Figure 5A, the pendulum rod 64 is in vertical alignment with the fulcrum 60 and the weight 66; the weight 66 being in the rest position 68. In this rest position 68, the jaw member 54 is also "at rest", its teeth 56 are not engaged with the shaft teeth 52, and the shaft 42 is free to rotate about the hinge axis 28.

         Figure 5B depicts the weight 66 in the engaging position 70, wherein the weight 66 is no longer in vertical alignment with the pendulum rod 64 and the fulcrum 60. In this case, the weight 66 has traveled forward, such as from the vehicle suffering a front-end collision. When the weight 66 reaches the engaging position 70, the attached components have forced the jaw member 54 to pivot around the pivot shaft 72 until the jaw teeth 56 have engaged the shaft teeth 52. Furthermore, if the vehicle drives up or down a severe enough incline,

the weight 66 might also reach the engaging position 70, thereby locking the shaft 42 (and restraint bar) from movement. This is an added safety benefit not available with the prior devices.

         Still further, it should be understood that the actual location limit setting of the engaging position 70 is configurable by altering the length of the pendulum rod 64, for example. It should also be appreciated that once the jaw teeth 56 and shaft teeth 52 are engaged, the shaft 42 will be released for rotation after the weight 66 drops to the rest position 68 and any rotational force on the shaft 42 is relieved (such as by slightly lifting the restraint bar). It can further be seen that the weight stop 67 will prevent the weight 66 from traveling backwards sufficiently past the rest position 68 to cause the jaw 54 to engage the shaft 42.

         Figure 6 is a partial cutaway top view of the hinge assembly 36 of

Figures 4 and 5. As depicted here, the mounting brackets 38 are preferably attached to the frame 40 by a plurality of mounting bolts 74. The shaft 42 is also configured to rotate in one of the mounting brackets 38 around the hinge axis 28. Another aspect shown here is the novel means for attaching the restraint bar 14 to the shaft 42. The preferred restraint bar 14 is formed with an adapter 78 at its end. The adapter 78 is of the same cross-section as the shaft 42, and has a mating surface configured to be accepted by a V-notch 76 formed in the end of the shaft 42. As long as the adapter 78 is firmly attached to the shaft 42, such as by a bolt or the like, the mating surface of the adapter 78 will engage the V-notch 76 to prevent rotational motion between the shaft 42 and the bar 14. To remove the restraint bar 14, one need merely remove the attaching means (i.e. a bolt), and the adapter 78 will slip out of the

V-notch.

         Also depicted in Figure 6 is the spring 80. The spring 80 attaches between the shaft 42 and the mounting bracket(s) 38 to urge the shaft 42 to rotate and cause the restraint
bar 14 to be biased towards the stowed position (see Figures 1-3). This spring action will assist the passenger in lifting the bar 14 up and out of the way,

but will not be strong enough to cause the bar 14 to lift without manual passenger assistance. Furthermore, the shaft stop pin 63 is depicted located on the restraint bar 14 side of the hinge assembly 36 to reduce the torque generated within the system when engaging the shaft stop (see Figures 4 and 8).

         Figure 7 is a partial cutaway bottom view of the hinge assembly 36 of

Figures 4-6 presented to show additional detail regarding these components. It can be seen that the preferred jaw member 54 extends over substantially the entire exposed length of the shaft 42, such that all resultant forces created between the jaw member 54 and the shaft 42 when their teeth (see Figures

4-5) are engaged are adequately transferred to the seat frame 40. Further depicted is the beveled aperture 82 formed in the fulcrum bracket 62 to allow the pendulum rod (see Figures 4-5) to pass through and attach to the fulcrum

(see Figures 4-5) and still permit the weight 66 a full range of motion.

         Figure 8 is a partial back view of the preferred hinge assembly 36 of

Figures 4-7, provided to give insight into the response of the hinge assembly 36 in the event of a side collision to the vehicle. As discussed above,

when at rest, the weight 66 will hang in vertical alignment with the pendulum rod 64, Such that the rocking pad 58 does not push the jaw member 54 to engage its teeth with those of the shaft 42. When a lateral- or side-impact to the vehicle causes the weight 66 to move sufficiently left or right to reach one of the lateral engaging positions 84, the fulcrum (see Figures 4-5) will cause the rocking pad 58 to push the jaw member 54 upwardly until its teeth are engaged with the shaft teeth (see Figures 4-5).

Here, the shaft stop pin 63 and shaft stop 65 are also depicted; as can be seen,

the preferred shaft stop 65 is inserted in a pair of cooperating apertures (not shown) in the mounting bracket 38 to provide a rigid stop for the shaft stop pin

63 and shaft 42.

         It should also be understood that vehicle rollover will also cause the weight 66 to reach one of the lateral engaging positions 84, thereby engaging the jaw member 54 with the shaft teeth (see Figures 4 and 5).

         Now turning to Figures 9A and 9B, which are partial perspective views of the preferred shaft 42 and spring 80 of Figures 4-8, we might discuss the relationship between the spring 80 shaft 42. In its preferred form, the spring

80 will be formed with an arch 86 near its center. The arch 86 defines an indexing segment 88 at its apex. The indexing segment 88 is located and configured to engage the in-use indexing notch 90 and the stowed indexing notch

92, which are formed in the shaft 42. In addition to urging the restraint bar towards the stowed position, the spring 80 interacts with these indexing notches

90 and 92 to provide positive "stops" at the in-use and stowed positions. Other intermediate stops may be provided by forming the appropriate notches in the shaft 42. Once "stopped", the user need merely exert a minimum amount of force on the restraint bar in order to pop the indexing segment 88 out of the in-use indexing notch 90. Figure 9B depicts that the shaft 42 has now rotated until the indexing segment 88 has engaged the stowed indexing notch 92. The shall teeth 52 are also depicted to show that they do extend over a substantial portion of the shaft's 42 length. The indexed rotation of the shaft 42 will provide smoother, less jarring, engagement than the prior devices.

         Finally, turning to Figures 10A and 10B we may discuss still another novel aspect of the present invention. These figures are perspective views of the preferred restraint bar 14 of the present invention depicting the action of the preferred thigh pad 94. The thigh pad 94 may simply be an oblong pad formed over the center section 30 of the restraint bar 14. The thigh pad 94 is rotatable in the upward direction 96 and the downward direction 98 in order to provide the user with a comfortable place upon which to rest his or her arms and/or hands. Furthermore, the thigh pad 94 may be rotated to provide greater or less distance between the restraint bar 14 and the passengers' thighs, if desired.

         While only the pendulum-type locking mechanism has been described heretofore, it is understood that (1) other locking mechanisms are conceived of for use in this invention, such as other forms or arrangements of jaw members and shafts; and (2) any accelerometer-type sensing system beyond the pendulum-fulcrum system may be used, depending upon the details of a particular installation.

         Now turning to Figures 11A and 11B, we may discuss the details of the novel thigh pad 94 of the present invention. Figure 11A is a cutaway side view of the thigh pad of Figures 10A and 10B, and Figure 11B is a partial cutaway side view of the restraint bar 14 of the previous figures. The thigh pad

94 comprises a thigh pad frame 100, preferably made from metal or other durable material. The frame 100, like the rest of the restraint bar 14, is surrounded by padding 50, such as is commonly used in prior restraint bars. The pad 94 further has a durable cover 102 over the padding 50 and frame 100, made from material which resists cutting, tearing or wear.

         The frame 100 is further defined by a bore 104, configured to accept the restraint bar frame 48, and further includes a keyway 106. The keyway 106 is cooperates with the key 108 such that the thigh pad 94 is permitted to rotate through it desired range of rotation 96 (in this case 130 degrees). The assist in assembly of the thigh pad 94, the frame 100, padding 50 (and possibly other elements) may be divided into two or more sections that are assembled around the restraint bar frame 48.

         Those skilled in the art will appreciate that various adaptations and modifications of the just-described preferred embodiment can be configured without departing from the scope and spirit of the invention. Therefore, it is to be understood that, within the scope of the appended claims, the invention may be practiced other than as specifically described herein.

                                     CLAIMS
                                     ------

What Is Claimed Is:
-------------------

1. An improved passenger safety restraint for vehicles having a column of at least two seats, each said seat defined by a frame, and each pair of said seats having a front seat and a rear seat, said vehicles configured to travel along a geometric plane, comprising:

         a pair of hinge assemblies, each said assembly comprising a shaft pivotally attached to said front seat to rotate about a fixed axis;

         a restraint bar attached to said shaft for restraining a passenger seated in said rear seat;

         sensing means for sensing acceleration to the vehicle along the vehicle's driving plane; and

         locking means for preventing said shaft from rotating, said locking means responsive to said sensing means.

2. The safety restraint of Claim 1, wherein said sensing means further senses when said vehicle is tilting.

3 The safety restraint of Claim 2, wherein each said hinge assembly further comprises indexing means for providing indexed stops in the rotation of said shaft.

4. The safety restraint of Claim 3, wherein said restraint bar further comprises a U-shaped bar, comprising:

         a center section having ends;

         a pair of arms, each said arm extending from one said end and terminating in a hinge adapter; and

         an adjustable thigh pad attached over said center section.

5. The safety restraint of Claim 4, wherein said restraint bar further defines a stowed position, an in-use position, and a lower locked position.

6. The safety restraint of Claim 5, wherein one said hinge assembly is attached to each said center section end, and said hinge assemblies further comprise:

         at least one mounting bracket for attachment to one side of said frame;

         a pair of shaft apertures formed in at least one of said mounting brackets for accepting said shaft and permitting said shaft to rotate, and said locking means.

7. The safety restraint of Claim 6, wherein:

         said locking means further comprises a jaw member further defined by teeth, said jaw member pivotally attached to at least one of said mounting brackets;

         said shaft is further defined by a cylindrical outer surface further defined by a plurality of teeth; and

         said sensing means further includes a rocking pad, said rocking pad configured to drive said jaw member teeth into said shaft teeth to lock rotation of said shaft.

8. The safety restraint of Claim 7, wherein said sensing means further comprises:

         a free-hanging weight, said weight being suspended from said rocking pad by a pendulum rod, said weight and said pendulum rod normally being in vertical alignment; and

         whereby if said weight and said pendulum make sufficient departure from vertical alignment to indicate an emergency situation, said rocking pad will be caused to drive said jaw member teeth into said shaft teeth.

9. The safety restraint of Claim 8, wherein each said restraint bar end is further defined by an adapter forming a knife edge; and

         said shaft is further defined by a V-notch at each end, each said

V-notch configured to accept one said adapter, said knife edges and said

V-notches dependently configured to prevent rotation between said shaft and said restraint bar.

10. The safety restraint of Claim 9, wherein said sensing means further comprises:

         a fulcrum bracket attached to at least one of said mounting brackets, and a fulcrum attached between said rocking pad and said pendulum rod,

whereby said rocking pad, said fulcrum, said pendulum rod and said weight rest on said fulcrum bracket.

11. A safety restraint for buses having columns of seats, comprising:

         a U-shaped restraint bar defining a center section and two ends extending perpendicularly therefrom;

         a pair of hinge assemblies attached to one said seat, each said assembly further including a shaft attached one said end, and configured to permit said restraint bar to rotate about said shaft axis on a fixed rotation axis.

12. The safety restraint of Claim 11, wherein said hinge assemblies are further configured to lock said rotation in response to said bus entering a collision or being excessively tilted.

13. The safety restraint of Claim 12, wherein each said hinge assembly further comprises a pendulum assembly, each said pendulum assembly being configured to lock said rotation when forces incident upon said seats exceed predetermined settings.

14. The safety restraint of Claim 13, wherein said exceeding of settings is indicated when said pendulum assembly deflects to an engaging position, said engaging position defined as being some predetermined distance from a rest position.

15. The safety restraint of Claim 14, wherein said shaft is further configured to be releasibly held in a stowed position and an in-use position.

16. The safety restraint of Claim 16, wherein said center section is further defined by a thigh pad, said thigh pad having a generally oblong cross section,

and said thigh pad being further configured to be rotatable about the axis of said center section.

17. A safety restraint system for bench seats, said seats comprising seatbacks and said seats being aligned in at least one column, comprising:

         a pivotal restraint bar; and

         a locking means, sensitive to lateral acceleration and tilting, for locking said pivotal motion.

18. The safety restraint system of Claim 17, further comprising a thigh pad rotatably attached to said restraint bar, said thigh pad comprising a substantially flat upper surface and a substantially oblong cross section.

19. The safety restraint system of Claim 18, wherein said locking means further comprises:

         a rotatable shaft attached to said restraint bar and further defined by a plurality of teeth formed on its surface; and

         a jaw member configured with teeth to engage said shaft teeth to prevent rotation of said shaft.

20. The safety restraint system of Claim 19, wherein said locking means further comprises a spring and said shaft is further defined by at least one indexing notch in its surface, said spring and said at least one notch dependently configured to provide at least one indexed stop in the rotation of said shaft.

                           ABSTRACT OF THE DISCLOSURE
                           --------------------------

         An Improved Bus Seat Safety Restraint is disclosed. The preferred safety restraint comprises a padded U-shaped bar that has indexed stops at stowed, in-use and lower locked positions. The bar locks and restrains the passenger when the vehicle experiences a side or front collision, or if the vehicle rolls over. The bar preferably has a single, fixed pivot point. The bar further comprises a padded thigh pad that is height-adjustable to provide greater comfort to a wide variety of body shapes and sizes. Still further, the restraint bar system is installable and easily aligned on both new and existing buses and other mass transportation vehicles.

                         [FIG. 1 GRAPHIC APPEARS HERE]

                         [FIG. 2 GRAPHIC APPEARS HERE]






                          [FIG. 3 GRAPHIC APPEARS HERE]

                          [FIG. 4 GRAPHIC APPEARS HERE]

                         [FIG. 5B GRAPHIC APPEARS HERE]





                         [FIG. 5A GRAPHIC APPEARS HERE]

                          [FIG. 7 GRAPHIC APPEARS HERE]






                          [FIG. 6 GRAPHIC APPEARS HERE]

                          [FIG. 8 GRAPHIC APPEARS HERE]

                         [FIG. 9A GRAPHIC APPEARS HERE]





                         [FIG. 9B GRAPHIC APPEARS HERE]

                         [FIG. 10A GRAPHIC APPEARS HERE]




                         [FIG. 10B GRAPHIC APPEARS HERE]

                         [FIG. 11A GRAPHIC APPEARS HERE]






                         [FIG. 11B GRAPHIC APPEARS HERE]

[BAR CHART APPEARS HERE]

PROJECTED LAP BAR DEVELOPMENT SCHEDULE

 TASK                         MARCH   APRIL   MAY   JUNE      JULY      AUGUST
1.    COMPLETE DRAWINGS

2.    PRODUCE PROTO. #1

3.    SEATS ARRIVE

4.    CONFIRM SEATS TO
      DRAWINGS

5.    PRODUCE FOAM PLUG
      AND MOLD

6.    PRODUCE 5 PROTOTYPES

7.    CONFIRM PROTOTYPES

8.    PRODUCE 50 UNITS

9.    CONFIRM UNITS

10.   LAB TESTS
      STATIC & DYNAMIC

11.   DOT TEST

12.   PRODUCE SHORT RUN
      TOOLING

13.   RUN 1000 UNITS




SCHEDULE C
ATTACHMENT TO LICENSE AGREEMENT
BETWEEN CORBETT AND
MAJESTIC MOTOR CAR COMPANY

                                   SCHEDULE D

                ATTACHMENT TO LICENSE AGREEMENT BETWEEN CORBETT
                         AND MAJESTIC MOTOR CAR COMPANY




                   COUNTRIES TO SELL LICENSED PRODUCT WITHIN
                   -----------------------------------------


1. Europe (all countries)

2. Australia

3. Korea